Exhibit 10.2

August 3, 2021

Pioneer OpCo, LLC
c/o Apollo Management Holdings, L.P.
9 West 57th Street, 34th Floor
New York, NY 10019

Attention:	Alex Van Hoek
David Sambur
email:	sambur@apollo.com
avanhoek@apollo.com

VICI Properties L.P.
535 Madison Avenue, 20th Floor
New York, NY 10022

Attention:	Samantha S. Gallagher
email:	corplaw@viciproperties.com

Re: Project Pioneer: Letter Agreement Re Raiders Seats

Ladies and Gentlemen:

Reference is made to that certain Purchase and Sale Agreement, dated as of March 2, 2021 (as amended, restated, modified or supplemented, the “Agreement”), by and among Las Vegas Sands Corp., a Nevada corporation (“Seller”), Pioneer OpCo, LLC, a Nevada limited liability company (“OpCo Purchaser”) and VICI Properties L.P., a Delaware limited partnership (“PropCo Purchaser”), which provides that the Agreement (and the Exhibits and Schedules thereto) may be amended by an instrument in writing executed by each of the parties thereto. Capitalized terms used and not otherwise defined in this letter agreement (the “Second Letter Agreement”) shall have the meanings ascribed to them in the Agreement.
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, OpCo Purchaser and PropCo Purchaser (the “Parties”) hereby agree as follows:
1.Effectiveness. This Second Letter Agreement shall be effective as of July 14, 2021 (the “Effective Date”).
2.Acquisition of Additional Specified Acquired Assets.
a.Pursuant to Section 5(b) of the Agreement, OpCo Purchaser consents, as of the Effective Date, to Seller or one of its Affiliates entering into (i) the Personal Seat

License Agreement with Clark County Stadium Authority dated as of June 1, 2021 attached hereto as Exhibit A and (ii) the Personal Seat License Agreement with Clark County Stadium Authority dated as of June 1, 2021 attached hereto as Exhibit B (collectively, the “Raiders Contracts”).
3.Amendments. Pursuant to and in accordance with Section 24(f) of the Agreement, the Parties agree, as of the Effective Date, as follows:
a.Section 1 of the Agreement is amended by adding the following definitions and by amending and restating certain definitions thereto:
“Closing Raiders Amount” means the sum of all payments made by Seller and its Affiliates prior to Closing to Clark County Stadium Authority, Raiders Football Club, LLC and/or their respective designees pursuant to the Raiders Contracts.
“Estimated CapEx True-Up” has the meaning set forth in Section 4(c).
“Estimated Closing Raiders Amount” has the meaning set forth in Section 4(c).
“Final CapEx True-Up” has the meaning set forth in Section 4(d)(ii).
“Final Closing Raiders Amount” has the meaning set forth in Section 4(d)(ii).
“Raiders Contracts” means (i) the Personal Seat License Agreement with Clark County Stadium Authority, dated as of June 1, 2021, attached as Exhibit A to that certain Letter Agreement, effective as of July 14, 2021 by and among Seller, OpCo Purchaser and PropCo Purchaser and (ii) the Personal Seat License Agreement with Clark County Stadium Authority, dated as of June 1, attached as Exhibit B to that certain Letter Agreement, effective as of July 27, 2021 by and among Seller, OpCo Purchaser and PropCo Purchaser.
b.The following definitions are amended and restated in their entirety:
“Estimated OpCo Cash Consideration” means the (i) OpCo Base Cash Amount, (ii) plus the Estimated Closing Net Working Capital Adjustment Amount, (iii) minus the Estimated Closing Indebtedness, (iv) plus the Estimated Closing Raiders Amount and (v) minus the Estimated CapEx True-Up.
“Final OpCo Cash Consideration” means (i) the OpCo Base Cash Amount, (ii) plus the Final Closing Net Working Capital Adjustment Amount determined in accordance with Section 4(d)(i), (iii) minus the Final Closing Indebtedness determined in accordance with Section 4(d)(i), (iv) plus the Final Closing Raiders Amount determined in accordance with Section 4(d)(i), and (v) minus the Final CapEx True-Up determined in accordance with Section 4(d)(i).
c.Schedule 1.1 (Specified Acquired Assets) of the Agreement is amended by adding a new item 12 as follows:
12.     The Raiders Contracts.

d.Section 4(c) of the Agreement is amended and restated as follows:
(c)    Closing Certificate. No less than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver (or cause to be prepared and delivered) to OpCo Purchaser a certificate (the “Closing Certificate”) of an executive officer of Seller setting forth Seller’s good faith estimate and a reasonably detailed calculation of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), Closing Indebtedness (the “Estimated Closing Indebtedness”), the Closing Raiders Amount (the “Estimated Closing Raiders Amount”), and the CapEx True-Up (the “Estimated CapEx True-Up”), together with such schedules and data with respect to the determination thereof as may be reasonably appropriate to support the calculations set forth in the Closing Certificate. The Closing Certificate will be prepared in accordance with the Accounting Principles. From and after the delivery of the Closing Certificate until the final determination of Closing Net Working Capital, Closing Indebtedness, the Closing Raiders Amount and the CapEx True-Up in accordance with Section 4(d)(i), Seller shall provide OpCo Purchaser and OpCo Purchaser’s Representatives with reasonable access to the applicable books and records and the Persons involved in preparing or reviewing the Closing Certificate, for purposes of OpCo Purchaser’s review and verification thereof; provided, however, that such access shall be in a manner that does not interfere with the normal business operations of Seller or, prior to the Closing, the Business. During the period after delivery of the Closing Certificate and prior to the Closing, Seller and OpCo Purchaser shall reasonably cooperate with each other to update the calculations in the Closing Certificate to the extent they believe in good faith that such updates would make the estimated calculations more accurate; provided that the foregoing shall not operate to delay the Closing.
e.Section 4(d) of the Agreement is amended and restated as follows:
(d)    Post-Closing Certificate and Determination of Closing Net Working Capital, Closing Indebtedness, the Closing Raiders Amount and the CapEx True-Up. Within ninety (90) days after the Closing Date, OpCo Purchaser shall prepare and deliver (or cause to be prepared and delivered) to Seller a certificate (the “Post-Closing Certificate”) of an executive officer of OpCo Purchaser setting forth OpCo Purchaser’s good faith estimate and a reasonably detailed calculation of the Closing Net Working Capital, Closing Indebtedness, the Closing Raiders Amount, and the CapEx True-Up, together with such schedules and data with respect to the determination thereof as may be reasonably appropriate to support the calculations set forth in the Post-Closing Certificate. The Post-Closing Certificate will be prepared in accordance with the Accounting Principles. From and after the delivery of the Post-Closing Certificate until the final determination of Closing Net Working Capital, Closing Indebtedness, the Closing Raiders Amount and the CapEx True-Up in accordance with Section 4(d)(i), OpCo Purchaser shall provide Seller and its Representatives with reasonable access to the applicable books and records and the Persons involved in preparing or reviewing the Post-Closing Certificate, for purposes of Seller’s review and verification thereof; provided, however, that such access shall be in a manner that does not interfere with the normal business operations of OpCo Purchaser or the Business. The Post-Closing Certificate as amended, supplemented or modified, shall be deemed final ninety (90) days after the Closing Date (the “Post-Closing Certificate Posting Date”). Seller and OpCo Purchaser acknowledge and agree that no adjustments shall be made to the Target Net Working Capital.
    (i)    The Post-Closing Certificate shall become final and binding upon Seller and OpCo Purchaser on the forty-fifth (45th) day following the Post-Closing Certificate Posting Date, unless Seller delivers written notice of its disagreement with the Post-Closing Certificate or the calculation of Closing Net Working Capital, Closing Indebtedness, the Closing Raiders Amount or the CapEx True-Up (a “Notice of Disagreement”) to OpCo Purchaser prior to such date. The Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted and (B) only include good faith disagreements based on Closing Net Working Capital, Closing Indebtedness, the Closing Raiders Amount or the CapEx True-Up not being calculated in accordance with the Accounting Principles, together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Notice of Disagreement. If the Notice of Disagreement is received by OpCo Purchaser in a timely manner, then OpCo Purchaser and Seller shall negotiate in good faith to resolve such disagreements within thirty (30) days after the delivery of the Notice of Disagreement (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Certificate shall be final and binding with such changes as may have been previously agreed in writing by OpCo Purchaser and Seller. If, at the end of the Resolution Period, OpCo Purchaser and Seller have not resolved in writing all of the matters specified in the Notice of Disagreement, then OpCo Purchaser and Seller shall submit to Ernst & Young LLP or, if such firm is unwilling or unable to act, then such other nationally recognized independent public accounting firm as shall be agreed upon by OpCo Purchaser and Seller in writing (the “Accounting Firm”), for resolution in accordance with the standards set forth in this Section 4(d)(i), only matters set forth in the Notice of Disagreement that remain in dispute. The Accounting Firm shall function as an expert and not as an arbitrator. OpCo Purchaser and Seller shall use reasonable efforts to cause the Accounting Firm to render any written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to the matters set forth in the Notice of Disagreement that remain in dispute between OpCo Purchaser and Seller and to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Accounting Principles, and the Accounting Firm is not to make any other determination. The Accounting Firm’s decision shall be based solely on written submissions by OpCo Purchaser and Seller and their respective representatives and not by independent review. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The determination made by the Accounting Firm shall be final and binding on OpCo Purchaser and Seller and shall be enforceable in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 4(d) shall be paid by Seller, on the one hand, and by OpCo Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or OpCo Purchaser, respectively, bears to the aggregate amount actually contested by Seller and OpCo Purchaser, such that the prevailing party pays the lesser proportion of such fees and expenses.
    (ii)    Upon the final determination of Closing Net Working Capital (“Final Closing Net Working Capital”), Closing Indebtedness (“Final Closing Indebtedness”), the Closing Raiders Amount (“Final Closing Raiders Amount”) and the CapEx True-Up (“Final CapEx True-up”) in accordance with Section 4(d)(i), (A) if the Post-Closing Adjustment Payment Amount is a positive number (the absolute value of such number, if any, the “Deficiency Amount”), then OpCo Purchaser shall pay to Seller by wire transfer of immediately available funds to an account designated by Seller an amount equal to the Deficiency Amount, if any; and (B) if the Post-Closing Adjustment Payment Amount is a negative number (the absolute value of such number, the “Excess Amount”), then Seller shall pay to OpCo Purchaser by wire transfer of immediately available funds to an account designated by OpCo Purchaser an amount equal to the Excess Amount, if any, in the case of each of clauses (A) and (B), within five (5) Business Days after the Final Closing Net Working Capital, the Final Closing Indebtedness, the Final Closing Raiders Amount and the Final CapEx True-Up are determined in accordance with Section 4(d)(i).
    (iii)    For the avoidance of doubt, it is understood and agreed that PropCo Purchaser shall not be obligated to pay, or entitled to receive, any amount or be subject to any liability to any other Person with respect to the calculation of Final Closing Net Working Capital, Final Closing Indebtedness, the Final Closing Raiders Amount or the Final CapEx True-Up as set forth in Section 4(d)(ii) or for any amounts to be paid to OpCo Purchaser or Seller as the Deficiency Amount or Excess Amount pursuant to Section 4(d)(ii).
f.Section 3(b)(xiii) of the Agreement is deleted in its entirety.
Except as expressly consented to and modified as provided herein, nothing contained herein shall operate as an amendment of any provision of the Agreement, which remains in full force and effect in all respects in accordance with its terms. In addition, except as expressly set forth herein, this Second Letter Agreement shall not be deemed a waiver of any term or condition of the Agreement and shall not be deemed to prejudice any right or rights which any Party may now have or may have in the future under or in connection with the Agreement or any of the instruments or agreements referred to therein, as the same may be amended from time to time. Whenever in the Agreement or any certificate, letter, notice or other instrument or document reference is made to the Agreement, such reference without more shall be deemed to mean the Agreement as modified by this Second Letter Agreement and any other instrument (if any) in writing executed by each of the parties hereto.
This Second Letter Agreement may be executed in separate counterparts, each of which when executed, shall be deemed to be an original and which together shall be deemed to be one and the same instrument binding upon each of the parties hereto notwithstanding the fact that all parties hereto are not signatory to the original or the same counterpart. For purposes of this Second Letter Agreement, facsimile and pdf signatures shall be deemed originals.

Sections 24 (Miscellaneous), 25 (Notices), 27 (Confidentiality), 28 (Publicity), 30 (No Recourse; Release), 31 (Expenses), 33 (Binding Effect) and 34 (Interpretation) of the Agreement are hereby incorporated herein by reference as if set forth herein and should apply to the terms and provisions of this Second Letter Agreement mutatis mutandis.
* * *

[Signature Pages to Follow]

Sincerely,
Las Vegas Sands Corp.

By:    /s/ David Z. Hudson
Name: David Z. Hudson
Title: Secretary

Pioneer OpCo, LLC

By:    /s/ Alexander van Hoeck
Name: Alexander van Hoeck
Title: Vice President, Treasurer and Secretary

VICI Properties L.P.

By:    /s/ Samantha Sacks Gallagher
Name: Samantha Sacks Gallagher
Title: Secretary
[Signature Page to Second Letter Agreement Re Raiders Seats]

CC:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:    Ross A. Fieldston, Esq. (rfieldston@paulweiss.com)
        Peter E. Fisch, Esq. (pfisch@paulweiss.com)
        Brian C. Lavin, Esq. (blavin@paulweiss.com)

– and –

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention:    James P. Godman, Esq. (jgodman@kramerlevin.com)
Todd E. Lenson, Esq. (tlenson@kramerlevin.com)
Jordan M. Rosenbaum, Esq. (jrosenbaum@kramerlevin.com)

– and –

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:    Howard L. Ellin, Esq. (howard.ellin@skadden.com)
        Kenneth M. Wolff, Esq. (kenneth.wolff@skadden.com)
        Audrey L. Sokoloff, Esq. (audrey.sokoloff@skadden.com)